EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement filed on Form S-8 of A.M. Castle and Co. with respect to the A.M. Castle & Co. Employee Profit Sharing Plan of our report dated June 30, 2008, appearing in this Annual Report on Form 11-K of the A.M. Castle & Co. Employees' Profit Sharing Plan for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois

June 25, 2009